Exhibit 99.2

SKYWARD SPECIALTY ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

Houston, TX – (January 18, 2023) - Skyward Specialty Insurance Group, Inc. ("Skyward Specialty" or the "Company") announced today the closing of its upsized initial public offering of 8,952,383 shares of its common stock, consisting of 4,750,000 shares sold by Skyward Specialty and 4,202,383 shares sold by selling stockholders, at the public offering price of $15.00 per share. The underwriters also exercised in full their option to purchase 1,342,857 additional shares of common stock from the selling stockholders, at a price per share of $15.00 per share, less underwriting discounts and commissions. Skyward Specialty’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol "SKWD."

Barclays Capital Inc. and Keefe, Bruyette & Woods, Inc. acted as joint lead book-running managers for the offering. Piper Sandler & Co., JMP Securities, A Citizens Company, Truist Securities, Inc., and Raymond James & Associates, Inc., acted as joint book-running managers for the offering. Academy Securities, Inc. and Siebert Williams Shank & Co., LLC, acted as co-managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and declared effective on January 12, 2023. A prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from the prospectus departments of Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (telephone: (888) 603-5847 or email: Barclaysprospectus@broadridge.com) or Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, New York 10019, Attention: Equity Capital Markets (telephone: (800) 966-1559 or email: kbwsyndicatedesk@kbw.com).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Skyward Specialty

Skyward Specialty is a rapidly growing specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions -- Accident & Health, Captives, Global Property, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S.

Skyward Specialty's subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A- (Excellent) by A.M. Best Company.

For media-related inquiries contact

Haley Doughty

713-935-4944

hdoughty@skywardinsurance.com

For investor relations related inquiries contact IR@skywardinsurance.com